As filed with the Securities and Exchange Commission on October 14, 2016
Registration No. 333-157769
_____________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Post-Effective Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________

DTE Energy Company (Exact name of the registrant as specified in its charter) Michigan (State or other jurisdiction of incorporation or organization) 38-3217752 (I.R.S. Employer Identification Number)

One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________
Lisa A. Muschong
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________
Copies to:

Timothy E. Kraepel
DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226-1279
313 235-4000
_______________
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer [X]	Accelerated Filer [ ]	Non-Accelerated Filer [ ] (Do not check if a smaller reporting company)	Smaller Reporting Company [ ]

Explanatory Note

On March 6, 2009, DTE Energy Company (“DTE Energy”) filed a Registration Statement on Form S-3 (Registration No. 333-157769) with the Securities and Exchange Commission in order to register 10,000,000 shares of DTE Energy common stock, no par value, for offering and sale to participants in the DTE Energy Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Registration Statement became effective upon filing.

Effective August 2, 2010, DTE Energy appointed a new administrator for the Plan and filed Post-Effective Amendment No. 1 to the Registration Statement to provide information concerning the operation of the Plan under the new administrator. The prospectus filed with this Post-Effective Amendment No. 2 discloses updated information in respect of the manner in which the Plan operates.

DTE Energy Company
Dividend Reinvestment and Stock Purchase Plan
CUSIP #233331107

This Prospectus relates to shares of common stock (without par value) of DTE Energy Company (“DTE Energy”) registered for sale under the DTE Energy Company Dividend Reinvestment and Stock Purchase Plan (“Plan”). The Plan provides participants with a simple and convenient method of reinvesting cash dividends in and purchasing additional shares of DTE Energy’s common stock. Only DTE Energy shareowners of record may participate in the Plan.

Participants who are enrolled in the Plan as of the date of this Prospectus will continue to participate in the Plan without any further action on their part. Please retain this Prospectus for future reference. Shares of DTE Energy common stock are traded on the New York Stock Exchange (“NYSE”) under the symbol “DTE.”

As described in this Prospectus, participants in the Plan may have cash dividends on their shares of DTE Energy common stock automatically invested in DTE Energy common stock, and may make optional cash investments in DTE Energy common stock.

At DTE Energy’s election, DTE Energy common stock may be purchased on behalf of Plan participants either (1) on the open market, including negotiated transactions, or (2) directly from DTE Energy. If common stock is purchased on the open market, the price will be the weighted average price for all shares so purchased for the Plan. If common stock is purchased directly from DTE Energy, the price will be the average of the high and low prices on the NYSE Composite Tape for DTE Energy common stock on the pricing date (or the next business day if not a business day).

This Prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. Before you participate in the Plan, please carefully read this Prospectus, including “Risk Factors” and the information referred to under the heading “Incorporation by Reference.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION
NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR
DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.
________________
The date of this Prospectus is October 14, 2016.

You should rely only on the information contained in this Prospectus or the information to which we have referred you. We have not authorized anyone to provide you with information that is different. This Prospectus may only be used in jurisdictions where it is legal to offer and sell these securities. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus, or that information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

ii

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should read and carefully consider the risk factors described in our annual, quarterly and current reports filed with the SEC, which are incorporated by reference into this Prospectus, as well as other information we include or incorporate by reference in this Prospectus. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may affect our business, financial condition and/or future operating results.

DTE ENERGY COMPANY

DTE Energy Company (“DTE Energy”) is a Michigan corporation engaged in utility operations through its wholly owned subsidiaries, DTE Electric Company (“DTE Electric”) and DTE Gas Company (“DTE Gas”). We also have non-utility operations that are engaged in a variety of energy related businesses.
DTE Electric is a Michigan public utility engaged in the generation, purchase, distribution and sale of electricity to approximately 2.2 million customers in southeastern Michigan.
DTE Gas is a Michigan public utility engaged in the purchase, storage, transmission, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.
Our non-utility operations consist primarily of Gas Storage and Pipelines, Power and Industrial Projects and Energy Trading. Gas Storage and Pipelines controls two natural gas storage fields, intrastate lateral and intrastate gathering pipeline systems, and has ownership interests in two interstate pipelines serving the Midwest, Ontario and Northeast markets. Power and Industrial Projects is comprised primarily of projects that deliver energy and utility-type products and services to industrial, commercial and institutional customers; produce reduced emissions fuel and sell electricity from biomass-fired energy projects. Energy Trading focuses on physical and financial power, gas and coal marketing and trading, structured transactions, enhancement of returns from DTE Energy’s asset portfolio, and optimization of contracted natural gas pipeline transportation and storage, and generating capacity positions.
The mailing address of DTE Energy’s principal executive offices is One Energy Plaza, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of DTE Energy. You can find many of these statements by looking for words such as “anticipate,” “believe,” “expect,” “projected,” “aspiration,” and “goals” or similar expressions in this prospectus or in documents incorporated herein that signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to numerous assumptions, risks, and uncertainties that may cause actual future results to be materially different from those contemplated, projected, estimated, or budgeted. Many factors may impact forward-looking statements including, but not limited to, the following:

•
impact of regulation by the Environmental Protection Agency, the Federal Energy Regulatory Commission, the Michigan Public Service Commission, the Nuclear Regulatory Commission, and the Commodity Futures Trading Commission, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures;

•	the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs;

•	economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and natural gas;

•	environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements;

•	health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities;

•	changes in the cost and availability of coal and other raw materials, purchased power, and natural gas;

•	volatility in the short-term natural gas storage markets impacting third-party storage revenues;

•	impact of volatility of prices in the oil and gas markets on gas storage and pipelines operations;

•	impact of volatility in prices in the international steel markets on power and industrial projects operations;

•	volatility in commodity markets, deviations in weather, and related risks impacting the results of energy trading operations;

•	changes in the financial condition of our significant customers and strategic partners;

•	the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions;

•	access to capital markets and the results of other financing efforts which can be affected by credit agency ratings;

•	instability in capital markets which could impact availability of short and long-term financing;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	the potential for increased costs or delays in completion of significant capital projects;

•	changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits;

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	unplanned outages;

•	the cost of protecting assets against, or damage due to, terrorism or cyber attacks;

•	employee relations and the impact of collective bargaining agreements;

•	the risk of a major safety incident at an electric distribution or generation facility or a gas storage, transmission, or distribution facility;

•	the availability, cost, coverage, and terms of insurance and stability of insurance providers;

•	cost reduction efforts and the maximization of plant and distribution system performance;

•	the effects of competition;

•	changes in and application of accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues;

•	contract disputes, binding arbitration, litigation, and related appeals; and

•	the risks discussed in our public filings with the SEC.

You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as otherwise required by applicable law.

The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

DESCRIPTION OF THE PLAN

In this Prospectus, references to “DTE Energy”, “we”, “us” and “our” refer to DTE Energy Company, unless the context indicates that the reference is to DTE Energy Company and its consolidated subsidiaries.

In this description of the Plan, the shares purchased on your behalf under the Plan and held for you by the Plan Administrator are called “Plan shares.” The following questions and answers define the terms and conditions of the Plan.

1.	Who is eligible to participate in the Plan?
All shareowners of record owning DTE Energy common stock are eligible to participate in the Plan. If you live outside of the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. DTE Energy reserves the right to terminate participation of any shareowner and to refuse Plan participation to any person if it deems it advisable under any foreign laws or regulations. Our employees who are shareowners are eligible to participate in the Plan, and are subject to the same terms and limitations as non-employee shareowners.

2.	Who administers the Plan? How do I contact the Plan Administrator?
The Plan is currently administered by Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the “Plan Administrator”). Wells Fargo Shareowner Services is also the transfer agent for DTE Energy common stock. The Plan Administrator will keep and maintain Plan records and serve as custodian for shares held in the Plan. As agent for the Plan, the Plan Administrator will hold the shares of DTE Energy common stock purchased for Plan participants. DTE Energy may change the administrator of the Plan at any time.
You may contact the Plan Administrator at this address:

Internet
shareowneronline.com
Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

Email
Go to shareowneronline.com and select Contact Us.

Telephone
1-866-388-8558 Toll-Free
651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856

Certified and overnight delivery
Wells Fargo Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Certificate Deposit and Withdrawal information.

3.	How do I enroll in the Plan?
To enroll in the Plan, you must be a shareowner of record.

For existing registered shareowners:

1.	Go to shareowneronline.com

2.	Select Sign Up Now!

3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.
If you are a shareowner of record owning less than 100 shares, you can choose to have all of your dividends reinvested and pay no administrative fee to participate. You will have online access to your account, and you will receive an annual account statement detailing all of your transactions for the year along with your 1099-DIV tax reporting information.
If you are a shareowner of record owning 100 shares or more, you can choose to have all or a portion of your dividends reinvested. You will have online access to your account, and you will receive quarterly account statements. There is an administrative fee to participate in the Plan. Please refer to Addendum A for more information regarding fees.
You can request an enrollment package by calling the Plan Administrator. Enrollment packages are generally mailed within seven days after receipt of your request. Complete and return the Account Authorization Card to the Plan Administrator. You can also enroll in the Plan online at shareowneronline.com.

If you are not a shareowner of record, you can become one in one of the following ways:

•
If you own DTE Energy common stock in another account (e.g., in a broker, bank, trust or other nominee account), you can arrange with the nominee to transfer shares of stock into your name, and then follow the instructions for shareowners of record.

•	You can purchase shares of DTE Energy common stock in your name through a broker or other source and then follow the instructions for shareowners of record.

4.	What are the fees and costs of Plan participation?
Costs of Plan participation are subject to change from time to time at the discretion of DTE Energy. In addition, DTE Energy reserves the right to impose new and additional fees. Plan participants will be notified of changes in fees.
Current fees and costs are set forth on Addendum A to this Prospectus. There is currently no administrative fee if you own fewer than 100 shares.

5.	What investment options are provided under the Plan?
Shareowners of record may participate in the Plan under any one of three investment options: (1) Full Reinvestment, (2) Partial Reinvestment, or (3) Cash Investment.

Full dividend reinvestment — All cash dividends payable on shares held in the Plan, along with any shares held in physical certificate form or through book-entry Direct Registration Shares (“DRS”), will be used to purchase additional shares. The participant will not receive cash dividends from DTE Energy; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the Plan account. (RD)

Partial dividend reinvestment by percentage — A participant may elect to reinvest a portion of the dividend and receive the remainder in cash. The percentage elected will be applied to the total shares held in the Plan, along with any shares held in physical certificate form or held through book-entry DRS. A participant may elect percentages from 10%-90%, in increments of 10%. The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RX-N)

An example of partial reinvestment by percentage: A participant has a total of 150 shares; 120 shares are held in the Plan, 15 in physical certificate form and 15 shares in book entry DRS. The participant chooses to have 50% of the total dividend reinvested. This will equate to 75 shares having dividends reinvested and 75 shares having dividends paid in cash.

Cash dividends — All dividends payable to the participant will be paid in cash. This includes the dividend payable on all shares held in the Plan, any shares held in physical certificate form or held through book entry DRS. The participant’s dividend payment will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account. (RPO)In order to participate in the Plan for any given dividend payment date, you must enroll in the Plan on or before the record date for that dividend payment. You can change your investment option at any time online, by calling the Plan Administrator or requesting an enrollment package. Any changes will be effective as of the next record date after receipt by the Plan Administrator.

6.	How are cash investments made?

Recurring or one-time optional cash investment will be invested monthly, and no later than 35 trading days, except where postponement is necessary to comply with Regulation M under the Securities Exchange Act of 1934 or other applicable provisions of securities law. In making purchases for the participant’s account, the Plan Administrator may commingle the participant’s funds with those of other participants of the Plan. Purchases may be subject to certain fees and conditions.

Checks – To make an investment by mail, payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, traveler’s checks or third party checks are not accepted.

Automatic investments — A participant may setup a one-time, monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Card by mail. Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 25th of each month and will be invested in DTE Energy common stock on the next investment date. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.
If the Plan Administrator receives checks or automatic withdrawals for more or less than the permissible amount, no investment will be made. The funds will be returned to you.
If any optional cash investment, including payment by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the participant’s account any common stock purchased with such funds, and will sell these shares. The Plan Administrator may also sell additional common stock in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

7.	When will shares be purchased under the Plan?
Shares related to dividend reinvestment will be purchased quarterly on or after the 15th day of the month during the dividend payment months of January, April, July and October, and no later than 30 trading days, following the dividend payable date. Shares related to cash investments will be purchased monthly. If demand requires, purchases may be made over several days. Share purchases for the Plan are expected to be made by a broker affiliated with the Plan Administrator or purchased directly from DTE Energy. The exact timing of purchases made within the purchase period will depend on the amount of funds available for investment that quarter and may be affected by securities law requirements.
Optional cash investments received by the Plan Administrator by 5:00 p.m. Central Time on the business day prior to each investment date will be invested on that investment date. Optional cash investments received by the Plan Administrator after that time will be invested on the subsequent investment date.
If for any reason shares cannot be purchased, you will be sent your dividends in cash and all cash investment funds will be returned.

8.	Will interest be paid to me on funds for investment?
There may be a delay between the date the Plan Administrator receives your cash payment or between a dividend payable date and the date the shares are credited to your Plan account. You will not receive interest on funds held for dividend reinvestment or cash investment by the Plan pending investment or on funds returned to you prior to investment.
Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

9.	How many shares will be purchased for me?
No one can predict the number of shares that will be purchased for you during a particular purchase period. You cannot direct the Plan Administrator to purchase a specific number of shares. The number of shares purchased for your account depends on the amount of funds you have available for investment and the price of the shares. The amount of funds available depends on what you have authorized for dividend reinvestment, plus, if applicable, any cash investment you have made. In every case, your available funds will be fully invested (less applicable fees — see Addendum A) and your account credited with both whole and fractional shares (computed to three decimal places).

10.	How is the price of the shares determined?
If the Plan Administrator purchases your shares from DTE Energy (“original issue”), the price per share will be the average of the high and low prices on the New York Stock Exchange Composite Tape for DTE Energy common stock on the pricing date. No brokerage commission will be charged.
If the Plan Administrator purchases your shares in the public markets or in privately negotiated transactions, the purchase price per share will be the average price of all shares purchased, including brokerage commissions. If demand requires, purchases may be made over several days. The share purchases for the Plan are expected to be made by a broker affiliated with the Plan Administrator.
These share prices apply to all shares purchased by the Plan Administrator for your account.
When you authorize your dividends to be reinvested, make a cash investment, or have funds automatically withdrawn to purchase DTE Energy common stock, the Plan Administrator will use all of your funds to buy the number of shares that can be purchased at the price determination described above, after deducting an administrative fee, if applicable (see Addendum A).

11.	How can I keep track of account activity?
If you own 100 shares or more, the Plan Administrator will mail you quarterly statements of your account balance and reinvestment activity. If you own less than 100 shares, the Plan Administrator will mail you annual statements of your account balance and reinvestment activity. In addition, whenever there is activity in your account such as an additional purchase of shares, withdrawal, transfer or sale of shares, the Plan Administrator will mail you a separate confirmation of that transaction. You can also keep track of your account activity by accessing your account online at shareowneronline.com.
Be sure to keep your Plan statements for income tax purposes. If you believe that an error has been made in your Plan records, or that Plan mailings to you are being misdirected, lost or stolen, promptly contact the Plan Administrator. You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

12.	Will I receive a stock certificate for my Plan shares? May I request one?
You will not automatically receive a stock certificate for shares purchased for you under the Plan. However, you may request a certificate at any time by mailing written instructions to the Plan Administrator including your account name/registration and your 10 digit account number on your request. A stock certificate can be issued for any number of whole Plan shares credited to your account, but not for fractional shares. You can make your request for a stock certificate for a specific number of shares in the following ways:
The stock certificate will be registered in exactly the same name/registration as your Plan account unless you make other arrangements.

13.	May I transfer Plan shares to another person?

Yes. To authorize a transfer or gift of DTE Energy shares, a participant must submit a Stock Power Form with instructions to transfer ownership of shares, to the Plan Administrator. The Form can be found on our website at shareowneronline.com. For additional assistance regarding the transfer of Plan shares, contact the Plan Administrator. The Form will require a “Medallion Signature Guarantee” by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

14.	Does the Plan provide for safekeeping certificates?

A participant may elect to deposit physical Company common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 3% of the current market value and request a return receipt.

Optional Mail Loss Insurance
The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘WFSS Surety Program’, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Certificate(s) will be issued to a participant for Company common stock in the participant’s account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

15.	Can I sell shares I own under the Plan?

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which the common shares of DTE Energy are traded. Depending on the number of DTE Energy shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-‘Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

DTE Energy’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Insider Trading Policy provides that the participant may not trade in DTE Energy’s common stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with DTE Energy’s Insider Trading Policy.

16.	When and how can I withdraw from the Plan?

You can terminate your participation in the Plan at any time by contacting the Plan Administrator. You can submit your request for termination online, by telephone or through the mail. For your convenience, a Transaction Request Form is attached to your statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future dividends will be paid to you in cash unless the participant rejoins the Plan.

Retain shares – If you elect to keep your shares, the whole shares held in your Plan balance will be moved to book-entry DRS. Any fractional shares will be sold at the market price, and you will receive a check (less any fees) for the proceeds.

Sell shares – If you choose to sell all of your shares, your sale proceeds, less applicable taxes and transaction fees, will be remitted to you via check. Or you can choose to have them directly deposited into your bank account.

If you terminate your participation in the Plan but do not indicate your preference to retain or sell your shares, the Plan shares will be moved to book-entry DRS form until the Plan Administrator receives further instructions.

If the participant’s request to terminate their participation in the Plan is received on or after a dividend record date, but before the dividend payable date, the participant’s termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.

The Plan Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share, less any transaction fee and brokerage commission.

17.	If I withdraw from the Plan, can I decide to rejoin?
If you withdraw from the Plan and later want to re-enroll, you will have to submit a new Account Authorization Card. If you are no longer a shareowner of record, you will need to first become one and then submit a new Account Authorization Card. As it is difficult and costly to administer numerous openings and closings of an account, a particular request to rejoin the Plan could be denied.

18.	Can DTE Energy change or discontinue the Plan?
The Plan can be amended, modified, suspended, or terminated by DTE Energy at any time. If the Plan is discontinued, any dividends or cash investments not yet invested will be sent to you. DTE Energy will continue to hold your shares unless you request to receive a certificate for whole Plan shares and a check for any fractional Plan share credited to your account less the fees for sales (see Addendum A) and applicable withholding. You may also request the sale of all or part of any such shares or have the Plan Administrator transfer your shares to your brokerage account.

19.	What happens if DTE Energy declares a stock split or issues a dividend payable in shares?
It is understood that any stock dividends or stock splits distributed by DTE Energy on common stock held by the Plan Administrator for the participant will be credited to the participant’s account. This will include all whole and fractional shares.

20.	What if DTE Energy has a rights offering?

In the event that DTE Energy makes available to its shareowners any rights to subscribe for additional common stock, the rights to subscribe will be based on any shares held in and outside of the Plan. Any new shares distributed by DTE Energy resulting from the exercise of the rights will be issued directly to the participant.

21.	What are the responsibilities of DTE Energy under the Plan?
DTE Energy and the Plan Administrator are responsible for administering the Plan in accordance with this Prospectus, but are not liable for any actions performed in good faith or the failure to perform any actions in good faith. See “About the Plan Administrator” below. DTE Energy is responsible for interpreting the terms of the Plan. DTE Energy reserves the right to deny, suspend or terminate participation by a shareowner who misuses the Plan.

22.	Who bears the risk of market-price fluctuations affecting the value of the Plan shares?
Each individual participant in the Plan bears the risk of market-price changes affecting the value of the stock. DTE Energy and the Plan Administrator cannot assure you of a profit or protect you against a loss on any shares you hold, purchase, or sell under the Plan. Plan shares are not insured by the Federal Deposit Insurance Corporation or any other government agency, are not deposits or other obligations of, and are not guaranteed by, either DTE Energy or the Plan Administrator, and are subject to investment risks, including possible loss of the principal amount invested. Common stock held in the Plan is not subject to protection under the Securities Investor Protection Act of 1970.

23.	Will there always be quarterly dividend payments to reinvest?
The declaration of dividends on DTE Energy common stock is at the sole discretion of the DTE Energy Board of Directors. No one can promise or predict what the DTE Energy Board of Directors will do in regard to future dividends on DTE Energy common stock. The amount and payment of dividends depends on the earnings, financial condition, cash flow, and other factors affecting DTE Energy and its affiliates.

24.	What tax consequences should I be aware of?
DTE Energy is not in a position to advise you on the tax consequences of your participation in the Plan. As a general rule, participants in the Plan have the same federal income tax obligations as shareowners who do not participate in the Plan, and reinvested dividends must be included in gross income.

The reinvestment of dividends does not relieve the participant of any income tax that may be payable on such dividends. The Plan Administrator will report to all participants and the Internal Revenue Service (“IRS”) the amount of dividends credited to their accounts on Form 1099-DIV. For non-U.S. participants receiving U.S. sourced dividends, they will be reported on Form 1042-S.

If a participant sells shares through the Plan Administrator, a Form 1099-B or Form 1042-S as applicable for reporting the proceeds from the sale will be sent to the participant and the IRS.

Tax withholding will be applicable on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens. A participant can avoid this tax by furnishing the appropriate and valid form prior to the sale. Forms are available at shareowneronline.com.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2017. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.
You will receive a year-end statement from the Plan Administrator to be used in preparing your tax returns as applicable under IRS guidelines. You should consult with your own tax advisor for advice applicable to your particular situation.

Account statements, which contain a detailed record of a participant’s purchases and sales, should be retained for tax purposes to assist with determining cost basis.

The participant should consult a personal tax advisor concerning proper tax treatment of these amounts as interpretations may differ, and laws, regulations and rulings may change over time.

This Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time.

25.	How will my shares be voted at a meeting of shareowners?

Participants in the Plan will receive voting materials and have the sole right to vote the common stock of DTE Energy represented by the shares held for them in the Plan. In the event the participant does not provide direction for voting, the Plan shares will not be voted.

The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will be voted in accordance with the most recent submitted instructions.

ABOUT THE PLAN ADMINISTRATOR
The Plan Administrator is acting solely as agent for DTE Energy and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or DTE Energy.
In administering the Plan, neither the Plan Administrator nor any broker selected by the Plan Administrator to execute purchases and sales on behalf of Plan participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.
The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own, and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.
In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.
The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services, accidents, labor disputes, acts of civil or military authority or governmental actions, it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as administratively possible under the circumstances.

USE OF PROCEEDS
If we issue shares of our common stock for purchases under the Plan, we will use the proceeds from the sale of such shares for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in marketable securities. If shares are purchased by the Plan Administrator in the open market, we will not receive any proceeds.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings are available to the public online at the SEC’s website http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549.
Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.
You can also inspect reports and other information about DTE Energy at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
We maintain a website at www.dteenergy.com that contains information about us. The information on our website is not incorporated by reference into this Prospectus and you should not consider it part of this Prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. Until we sell all of the securities covered by this Prospectus or terminate the offering, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016;

•	Current Reports on Form 8-K filed on February 2, March 2, May 10, May 27, July 26, September 26 and October 5, 2016; and

•	Description of DTE Energy common stock on Form 8-B, filed on January 2, 1996.

Each of these documents is available from the SEC’s web site and public reference rooms described above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, excluding the exhibits to those documents unless the exhibits are specifically incorporated by reference therein. You may make such a request by writing or telephoning DTE Energy Investor Relations at:
DTE Energy Company
Attention: Investor Relations, 819 WCB
One Energy Plaza
Detroit, Michigan 48226-1279
(313) 235-8030

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s report on internal control over financial reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Patrick B. Carey, Associate General Counsel of DTE Energy, will pass on the legality of the DTE Energy common stock offered under the Plan. Mr. Carey beneficially owns DTE Energy common stock and is eligible to participate in the Plan.

INDEMNIFICATION

The Company’s articles of incorporation and bylaws contain provisions regarding the indemnification by the Company of directors, officers and other persons under specified conditions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable..

Addendum A DTE Energy Company
Dividend Reinvestment and Stock Purchase Plan Fees
As of October 14, 2016

Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time optional cash purchase	$50.00
Minimum recurring automatic investments	$50.00
Maximum cash investments
Maximum annual investment	$250,000.00
Dividend reinvestment options
Reinvest options	Full, Partial, None

Fees

Investment fees
Dividend reinvestment Shareowners owning less than 100 shares Shareowners owning 100 shares or more	Company Paid $1.00
Check investment	$1.00
One-time automatic investment	$2.00
Recurring automatic investment	$1.00
Dividend purchase trading commission per share	$0.05
Optional cash purchase trading commission per share	$0.05
Sales fees
Batch Order	$10.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.10
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

DTE Energy Company reserves the right to change
the minimum or maximum investment amount or to add or modify fees.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.  Other Expenses of Issuance and Distribution
The estimated expenses in connection with the issuance and distribution of the securities are as follows:

Amount To Be Paid

Printing and mailing expenses	5,000
Accounting fees and expenses	15,000
Miscellaneous	5,000
Total	$25,000

Item 15.  Indemnification of Directors and Officers
(a)    Indemnification. The DTE Energy Company Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Michigan Business Corporation Act (the “MBCA”) or any other applicable law, no director of DTE Energy Company (“DTE Energy”) shall be personally liable to DTE Energy or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of DTE Energy.
DTE Energy’s articles of incorporation provide that each person who is or was or had agreed to become a director or officer of DTE Energy, or each such person who is or was serving or who had agreed to serve at the request of DTE Energy’s board of directors as an employee or agent of DTE Energy or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by DTE Energy to the full extent permitted by the MBCA or by any other applicable laws as presently or hereafter in effect. DTE Energy’s articles of incorporation further state that DTE Energy may enter into one or more agreements with any person, which agreements provide for indemnification greater or different than that provided in the articles of incorporation.
Section 209(1)(c) of the MBCA permits a corporation to eliminate or limit a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for (1) the amount of financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 551 of the MBCA, dealing with unlawful distributions; or (4) an intentional criminal act.
Sections 561 of the MBCA permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareowners and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Sections 562 and 564 of the MBCA provide that in a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by directors and officers in connection with the action or suit, but only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareowners, except that no indemnification will be made if such person will have been found liable to the corporation, unless and only to the extent that the court in which the action or suit was brought has determined upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses in view of all relevant circumstances, despite such adjudication of liability.
Section 563 of the MBCA provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562, or in defense of a claim, issue or matter in the action, suit, or proceeding, shall be indemnified against actual and reasonable expenses, including attorney’s fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce this mandatory indemnification.
(b)Insurance. DTE Energy (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under eight insurance policies providing aggregate coverage for DTE Energy and its affiliates in the amount of $185 million.

Item 16. Exhibits

Exhibit Number	Description
*4.1
Amended and Restated Articles of Incorporation of DTE Energy as amended May 6, 2010, effective May 10, 2010 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K filed May 12, 2010) (File No 1-11607).

*4.2	Amended Bylaws of DTE Energy Company, as amended through September 17, 2015 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K filed September 21, 2015)
5.1	Opinion and Consent of Patrick B. Carey, Esq., Associate General Counsel of DTE Energy.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Patrick B. Carey, Esq., Associate General Counsel of DTE Energy (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Directors’ Power of Attorney

*	Previously filed.

Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of DTE Energy’s annual report, pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on the 10th day of October, 2016.

DTE ENERGY COMPANY
(Registrant)

By:	/s/ Gerard M. Anderson
Gerard M. Anderson
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerard M. Anderson Gerard M. Anderson	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 10, 2016

/s/ Peter B. Oleksiak Peter B. Oleksiak	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 10, 2016

/s/ Donna M. England Donna M. England	Chief Accounting Officer (Principal Accounting Officer)	October 10, 2016

* David A. Brandon	Director	October 10, 2016

* W. Frank Fountain, Jr.	Director	October 10, 2016

* Charles G. McClure, Jr.	Director	October 10, 2016

* Gail J. McGovern	Director	October 10, 2016

* Mark A. Murray	Director	October 10, 2016

* James B. Nicholson	Director	October 10, 2016

* Charles W. Pryor, Jr.	Director	October 10, 2016

* Josue Robles, Jr.	Director	October 10, 2016

* Ruth G. Shaw	Director	October 10, 2016

* David A. Thomas	Director	October 10, 2016

* James H. Vandenberghe	Director	October 10, 2016

*By:	/s/ Timothy E. Kraepel Timothy E. Kraepel Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
*4.1
Amended and Restated Articles of Incorporation of DTE Energy as amended May 6, 2010, effective May 10, 2010 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K filed May 12, 2010) (File No 1-11607).

*4.2	Amended Bylaws of DTE Energy Company, as amended through September 17, 2015 (incorporated herein by reference to Exhibit 3.1 to DTE Energy’s Form 8-K filed September 21, 2015)
5.1	Opinion and Consent of Patrick B. Carey, Esq., Associate General Counsel of DTE Energy.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Patrick B. Carey, Esq., Associate General Counsel of DTE Energy (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Directors’ Power of Attorney

*	Previously filed.